Exhibit 99.1

For further information contact:

James L. Eccher

630-892-0202

Old Second Bancorp Names Brad Adams

Executive Vice President and Chief Financial Officer

Aurora, IL., April 25, 2017-— Old Second Bancorp, Inc. (NASDAQ: OSBC), parent company of Old Second National Bank, today announced that Bradley S. Adams, 43, will join the Company as executive vice president and chief financial officer, effective May 2, 2017.  Adams will also serve as the Company’s principal financial officer and principal accounting officer. He most recently served as executive vice president and director of corporate development and strategy for  TCF National Bank.

“We are delighted to have Brad join our executive leadership team. An accomplished financial professional with a proven track record of driving shareholder value, Brad’s skill set, knowledge-base and corporate development experience will play a critical role in executing our growth strategy going forward” said James L. Eccher, president and CEO, Old Second Bancorp, Inc.

Adams began his career with Fifth Third Bancorp where he served as director of investor relations. Subsequently, he held leadership and operating positions as managing director and chief financial officer of W2 Freedom, LLC, a private investment firm; and, from 2011 to 2016, as executive managing director of corporate development for Talmer Bancorp, Inc., the position he held before joining TCF Financial Corporation. During his tenure with Talmer, he was responsible for management of internal financial reporting, budgeting, mortgage banking accounting, investor relations, strategic planning and corporate development activities.

Adams received his bachelors of science in economics from Miami University in Oxford, Ohio.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc. is a diversified bank holding company headquartered in Aurora, IL. The Company operates through its subsidiary, Old Second National Bank, with 27 banking offices across seven counties in northern Illinois. At December 31, 2016, the Company had $2.2 billion in assets. Old Second Bancorp, Inc.’s common stock trades on The NASDAQ Stock Exchange under the symbol OSBC. More information about the Company is available by visiting the “Investor Relations” section of its website www.oldsecond.com.

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